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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

        Gavino          Richard
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                                    (Street)

        c/o Warrantech Corporation  150 Westpark Way, #200

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   (City)               (State)                 (Zip)

        Euless,         TX                      76040
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2. Issuer Name and Ticker or Trading Symbol

        Warrantech Corporation   - WTEC

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

        9/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer                              |_|   Other
         (give title below)                         (specify below)

   Chief Financial Officer
================================================================================
7. Individual or Joint/Group Filing (check applicable line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          4,082          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          6,628          I         By 401(k)
                                                                                                                Plan (1)
------------------------------------------------------------------------------------------------------------------------------------

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

                           (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $3.25    4/27/98            30,769       4/26/99  4/26/08   Stock      30,769         30,769    D
------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $3.25    4/27/98            30,769       4/26/00  4/26/08   Stock      30,769         30.769    D        --
------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $3.25    4/27/98            30,769       4/26/01  4/26/08   Stock      30,769         30,769    D
------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $0.60    4/26/01            10,000       4/25/01  4/25/11   Stock      10,000         10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $0.60    4/26/01            10,000       4/25/02  4/25/11   Stock      10,000         10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Option to                                                                       Common
purchase stock      $0.60    4/26/01            10,000       4/25/03  4/25/11   Stock      10,000         10,000    D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1)   Based on plan statement March 31, 2002.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


       /s/ Richard Gavino                                  September 13, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.